Exhibit 1

April 29, 2015

Dear Fellow Stockholder:

We are pleased to inform you that Institutional Shareholder Services Inc. (“ISS”), one of the nation’s leading independent proxy advisory firms, agrees with us that change is needed on the DuPont Board. ISS supports our efforts to hold the Board accountable for DuPont’s consistent underperformance, and has recommended that DuPont stockholders vote on the GOLD proxy card FOR Trian’s nominees Nelson Peltz and John H. Myers at DuPont’s Annual Meeting on May 13, 2015.

As one of DuPont’s largest stockholders with an approximately $1.8 billion ownership position, our interests are directly aligned with yours. We want DuPont to be best-in-class in every aspect of its business—operating performance, earnings growth, returns on invested capital and corporate governance. Unfortunately, DuPont is not best in class in any of those metrics today, and we believe the Board is not only failing to hold management accountable for poor operating performance, but is also lacking the skills needed to make DuPont GREAT again.

We urge you, our fellow stockholders, to vote the enclosed GOLD proxy card today to elect all four of Trian’s highly qualified nominees—Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta—who will seek to drive improvements at DuPont for the benefit of all stockholders. While ISS recommends that DuPont stockholders vote on the GOLD proxy card FOR Trian’s nominees Nelson Peltz and John H. Myers, ISS also highlighted the strength of Mr. Zatta and Mr. Winkleblack, stating that they “appear well-qualified nominees, particularly given their experiences as CFO’s with significant strategic responsibilities.”

ISS AGREES: CHANGE IS WARRANTED AT DUPONT

ISS’s voting recommendation further underscores our view that increased oversight is needed in the DuPont boardroom to improve performance and enhance stockholder value. If elected as a minority to the DuPont Board, our nominees pledge to provide the ownership mentality and oversight necessary to address the root cause of the issues at DuPont and drive meaningful value creation.

Importantly, we are pleased that ISS recognizes the value that a Trian Principal brings to the boardroom, and cuts through DuPont’s blatant mischaracterization of a Trian “shadow management team.” In its recommendation that stockholders elect Mr. Peltz to the Board, ISS acknowledged the effectiveness of the “Trian method” whereby the full resources of Trian are mobilized when a Trian Principal joins a board. ISS noted that Trian provides “its executives who go on boards with extensive analytic support throughout their tenures,” which we believe helps eliminate management’s information advantage and ensures that the boardroom becomes a place of constructive debate. This practice not only helps to “raise the bar” for other board members and management, but as ISS noted, it may be “necessary to drive the appropriate change” at DuPont.

ISS ACKNOWLEDGES DUPONT’S CONSISTENT UNDERPERFORMANCE AND THE NEED FOR CHANGE IN THE BOARDROOM

In making its recommendation, ISS noted:

•

“…[T]here is compelling evidence that the dissidents are onto something in their critique. Operating efficiency is not what it should be, yet instead of addressing the core issues, the board and management, at least in their communications with shareholders, are more inclined to obfuscation than accountability.”

•

“The risk ultimately, is highlighted in the telling example with which the dissidents began their critique: the rise in share prices which the board touts as evidence of ‘delivering superior shareholder value’ is increasingly disconnected from financial performance. It cannot remain disconnected forever, particularly when the company is still forecasting that key metrics of performance, like EPS, will continue to underperform the level they achieved more than three years ago, no matter how many ‘new’ products the company’s ‘innovation platform’ has launched in the interim.”

•

“If it remains utterly unclear whether this company should in fact be broken up, it seems eminently clear that there is a compelling need for a minority change at the board level to address these myriad other, more immediate and perhaps more promising, issues the dissidents have substantiated.”

•	“Even with a relatively flat aggregate margin, however, the company should have been able to beat its 2011 EPS number during the succeeding three years.”

•

“If it is true that spinning the Performance Chemicals will reduce expenses, one has to at least concede it will also reduce revenue, which is hardly the point of cost-cutting to begin with…Spinning off a business to “cut costs” is like removing your coat so you can tell the doctor you’ve lost weight: repeat the move until you’ve shed the last vestige of modesty, but you still won’t have addressed the real issue.”

ISS’S RECOMMENDATION HIGHLIGHTS THE STRENGTH OF TRIAN’S FOUR
HIGHLY QUALIFIED NOMINEES

We believe all four of our highly qualified nominees bring strong track records of value creation, a diverse set of relevant skills, passion and independent perspectives that are needed to help DuPont be GREAT again. In its report, ISS also recognized the merits of our nominees:

•

“The evidence of this contest strongly suggests that the extensive preparation of the Trian method—providing its executives who go on boards with extensive analytic support throughout their tenures—may be not simply desirable, but necessary to drive the appropriate change. Ultimately this appears to be less a ‘shadow management team’ than about a commitment to informed and effective participation in the boardroom. Peltz’ election thus seems clearly in the best interest of all shareholders.”

•

“For a management team, getting that sort of intensive, unsolicited, ‘help’—as dissident nominee Winkleblack, who was CFO at Heinz when Peltz won seats in 2006, freely admits—can be unwelcome at first. Shareholders, however should consider the larger question of whether it may be necessary: have management and the incumbent board demonstrated sufficient accountability for results, and clarity in their communications with shareholders, that such ‘help’ is unnecessary?...[T]here is credible reason to believe such ‘help’ might be beneficial to shareholders.”

•

“Given the evidence of other such situations in which Peltz served as a director—such as Ingersoll-Rand, where he was persuaded through discussion and the better information available to those in the boardroom that a three-way break up was not feasible—the real risk seems less that one wily shareholder nominee outfoxes eight incumbents than that the right issues are never fully aired.”

•

“The GE Asset Management story itself, however, may best illustrate why [Myers’] presence in this board room could be advantageous for all shareholders. Myers grew the asset management business from $58 billion to $200 billion in AUM over his two decades—13% CAGR. As one consequence, GE did not have to make any corporate contributions over the two decades of his tenure.”

•	“Like Peltz, [Myers] brings an investor perspective to the boardroom—but he also has significant, long-term experience managing and growing a business within a larger conglomerate structure.”

While ISS recommends that DuPont stockholders vote on the GOLD proxy card FOR Trian’s nominees Nelson Peltz and John H. Myers, it also highlighted the strength of Mr. Zatta and Mr. Winkleblack:

•

“Both Zatta and Winkleblack appear well-qualified nominees, particularly given their experience as CFO’s with significant strategic responsibilities. In an engagement with the dissident nominees as part of our research process, their CFO experiences seem sufficiently diverse to believe they would be complementary, not duplicative in the boardroom.”

•

“Zatta’s role at specialty chemicals company Rockwood Holdings, Inc. from 2001 through its sale to Albemarle Corp. in 2014 is clearly relevant for the industry background—but also for the performance of the company itself, such as 7-year EPS CAGR of 19%—nearly four times that of the S&P chemical index—through the point at which it sold more than half its business in 2013. [R]ockwood…produced best-in-class margins—in part by hewing to a lean strategy under which corporate costs were never more than 1% of sales.”

•

“Winkleblack, though CFO at Heinz for over a decade, also had 15 years prior experience at AlliedSignal and PepsiCo, as well as six years in private equity. Like Zatta at Rockwood, Winkleblack’s tenure at Heinz reflects a keen attentiveness to efficient growth: Return on Invested Capital, for example, increased 560 basis points from 2006-2012 even as the company grew to become a leading global player with 2/3 of its sales outside the US, including doubling its revenue from emerging markets.”

Trian continues to believe all four of its highly qualified nominees, including Mr. Winkleblack and Mr. Zatta, are needed in the DuPont boardroom to help DuPont make the improvements necessary to return the Company to its former greatness. We urge you to vote the GOLD proxy card today to elect all four of Trian’s highly qualified nominees, who, if elected, pledge to work constructively with the Board and management to make DuPont GREAT again.

TRIAN HAS ALREADY BEEN A CATALYST FOR POSITIVE CHANGE AT DUPONT,
BUT THERE IS MUCH MORE TO BE DONE

While we believe that we have already made an impact at DuPont, we also believe that there is much more value to be created. A vote for Trian’s nominees is a vote for four highly qualified individuals who will seek to work collaboratively with the Board to:

1.

Assess the corporate structure and determine whether management is capable of achieving best-in-class revenue growth and margins with the existing portfolio or whether there is a need to separate the portfolio; Trian nominees are open-minded as to the best path forward

2.	Eliminate excess corporate costs and ensure productivity initiatives hit the bottom line

3.

Assess capital allocation including organic investments (R&D, capital expenditures, industrial biosciences initiatives), M&A, and balance sheet efficiency / capital return policies (increasing dividends)

4.	Improve corporate governance including transparency of business performance, alignment of compensation programs with performance, and overall accountability for promised performance

Trian has a long track record of improving the operating results of the underperforming companies in which we invest, and we pride ourselves on working collaboratively with management teams and boards to assure management accountability and enhanced engagement in the boardroom. We encourage you to review the comments of directors who have served on boards with Trian’s Principals, which are available at www.DuPontCanBeGreat.com. As ISS states, the “testimonials from prior boards on which Peltz has served suggest this is ultimately not a ‘shadow management team’ so much as a commitment to ensuring informed and effective advocacy participation in the boardroom.”

PROTECT AND ENHANCE YOUR INVESTMENT—VOTE GOLD TODAY

If you agree that this election is about holding DuPont’s management accountable for underperformance and ensuring that the Board includes directors who will work hard for all stockholders to help make DuPont GREAT again, we urge you to vote the GOLD proxy card today to elect Nelson Peltz, John H. Myers, Arthur B. Winkleblack, and Robert J. Zatta. Your vote is important, no matter how many or how few shares you own.

More information about Trian and our four highly qualified director nominees can be found on our website at:

www.DuPontCanBeGreat.com.

You may vote by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided. Your vote is extremely important. Please discard any white proxy cards you have received from DuPont. If you have already returned a white proxy card, you can change your vote simply by signing, dating and returning a GOLD proxy card today. Only your latest dated proxy card will be counted.

We look forward to moving past this election and working constructively with members of management and the Board to continue to effect positive change at DuPont for the benefit of all stockholders. We greatly appreciate the support that we have received so far and we urge all stockholders to vote for our nominees on the GOLD proxy card so that together we can make DuPont GREAT again.

Sincerely,

Nelson Peltz Founding Partner & Chief Executive Officer	Peter May Founding Partner & President	Ed Garden Founding Partner & Chief Investment Officer

The views expressed in this letter represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this letter.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this letter, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This letter is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This letter does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the

Company. These funds are in the business of trading—buying and selling—securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this letter that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Fund Management, L.P. (“Trian”). Although Trian believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this letter, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this letter, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this letter to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Partners, together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the SEC on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

Note: Trian has neither sought nor obtained consent from any third party to use previously published information in this letter. ISS quotes are from the ISS Special Situations Research Analysis, “DuPont (DD): proxy contest with Trian Fund Management,” dated April 26, 2015.

If you have any questions regarding voting your DuPont shares, please contact:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885
Email: dupont@mackenziepartners.com